News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS TO ACQUIRE GENERAL PARTS INTERNATIONAL, INC.
IN ALL-CASH TRANSACTION WITH ENTERPRISE VALUE OF $2.04 BILLION

•	Creates the largest automotive aftermarket parts provider in North America with combined sales of over $9.2 billion

•	Expected to generate annual synergies of $160 million within three years of closing

•
Estimated to deliver significant FY14 Cash EPS(1) accretion of more than 20% excluding one-time costs to achieve synergies and an increase in the low teens including one-time costs to achieve synergies

•	Expected to maintain investment grade ratings given strong combined financial profile

ROANOKE, VA, October 16, 2013 - Advance Auto Parts, Inc. (NYSE: AAP), a leading provider of automotive aftermarket parts, accessories, batteries, and maintenance items, announced today that it has entered into a definitive agreement to acquire General Parts International, Inc.(GPII), a leading privately held distributor and supplier of original equipment and aftermarket replacement products for commercial markets operating under the CARQUEST and WORLDPAC brands, in an all-cash transaction with an enterprise value of $2.04 billion. The transaction has been approved by the boards of directors of both companies.

The transaction creates the largest automotive aftermarket parts provider in North America, with annual sales of over $9.2 billion and more than 70,000 Team Members. The strong combined financial profile allows for an all-cash transaction and supports Advance’s commitment to maintain its investment grade rating. The acquisition of GPII will accelerate Advance’s growth strategy and enhance shareholder value through the following strategic benefits:

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Creates Market Leader - (1) #1 automotive aftermarket parts provider in North America with a balanced platform for growth between Do-It-yourself (DIY) and Commercial, (2) #1 distributor of import automotive parts and (3) the largest automotive aftermarket business-to-business e-commerce platform in North America.

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Delivers Scale - Provides Advance with complete coast-to-coast coverage across North America, creating a company with scale, reach and expanded growth opportunities benefiting shareholders, customers and team members. This presence in new markets allows Advance the ability to expand its geographic footprint in an efficient manner.

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Accelerates Complementary Market Opportunities - Expands Advance’s product and category offerings in both core and new product lines (i.e. paint and heavy duty), creates new sales channel with independent customers and broadens ability to grow with attractive customer segments such as larger bay garages, import specialists, national accounts and fleet and government programs.

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Strengthens Leading Brands and Capabilities - Enhances Advance’s ability to serve customers through the transfer of CARQUEST’s commercial capabilities and Team Member parts knowledge into Advance stores while expanding DIY into select company operated CARQUEST stores. The combination expands key capabilities in customer service through enhanced daily replenishment and customer loyalty programs to a larger truck fleet and a significantly expanded commercial sales team.

Darren Jackson, Chief Executive Officer of Advance Auto Parts states O. Temple Sloan, III President of General Parts International, Inc. will continue as President of GPII, reporting to Mr. Jackson and is expected to join the Advance Auto Parts Board of Directors. The combined company will be headquartered in Roanoke, Virginia and will continue to maintain a presence in Raleigh, N.C.
Mr. Jackson said, “This transformational transaction provides a compelling strategic opportunity for Advance to expand our geographic presence and commercial capabilities to better serve customers. The addition of 1,246 company operated stores and 1,418 independently owned CARQUEST locations provides us with an immediate platform and scale across North America, full market coverage and the opportunity to position ourselves as the market leader in the commercial business. We believe the combination of the two companies is a great fit and the synergy of GPII’s assets with our capabilities will allow us to capitalize on market opportunities that will create value for our shareholders and provide even better service to our customers. We welcome and look forward to working with the talented leaders and team members from GPII.”
Mr. Sloan said, “We are excited to bring together two highly complementary automotive aftermarket companies. The combination with Advance Auto Parts is the next logical step in our company’s evolution. Advance’s retail presence, strong capability infrastructure and acquisition integration experience combined with GPII’s leadership in the commercial, independent and import segments creates a powerful platform to drive profitable growth. With a more robust offering and a shared focus on best-in-class customer service, our combined business will continue to deliver value for customers and shareholders.”
Financial Benefits
Advance anticipates that the transaction will result in approximately $160 million of annual run-rate synergies to be fully realized within three years after closing. The transaction is also expected to generate considerable free cash flow and deliver significant estimated FY14 Cash EPS(1) accretion of more than 20% excluding one-time costs to achieve synergies and a percentage increase in the low teens including one-time costs to achieve synergies.

Advance Auto Parts intends to finance the acquisition through a combination of senior notes, bank debt and existing cash on hand. Following the transaction, Advance expects to continue to have a solid balance sheet supported by the strong cash flow of the combined business. In connection with the transaction, Advance has received a financing commitment from JPMorgan Chase Bank, N.A. with the senior notes offering and bank debt syndication expected to occur prior to closing.
Mike Norona, Chief Financial Officer of Advance Auto Parts said, “This strategic transaction presents an exciting opportunity for value creation and Advance is dedicated to delivering on the compelling financial potential this combination creates while remaining committed to maintaining our investment grade credit rating.”

The transaction is subject to regulatory approvals and customary closing conditions and is expected to close by late 2013 or early 2014.

Advisors
Financial advisors to Advance Auto Parts are Blackstone Advisory Partners L.P. and J.P. Morgan Securities LLC and legal advisor is Kirkland & Ellis LLP. Financial advisor to General Parts International Inc. are Wells Fargo Advisors, LLC and The Orr Group, LLC and legal advisors are Manning Fulton & Skinner, P.A. and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Preliminary Third Quarter Results
As previously announced, Advance will release its third quarter earnings on October 31, 2013, but in connection with the transaction announcement is releasing the following preliminary information which remains subject to change as the quarterly information is finalized.
Total sales for the third quarter increased 4.3% to $1.52 billion, as compared with total sales during the third quarter of fiscal 2012 of $1.46 billion. The sales increase was driven by the acquisition of B.W.P. Distributors, Inc. (BWP) and the net addition of 170 new stores over the past 12 months, partially offset by a comparable store sales decrease of 2.0% versus a comparable store sales decrease of 1.8% during the third quarter of fiscal 2012. Year-to-date, total sales increased 4.3% to $5.09 billion, compared with total sales of $4.88 billion over the same period last year.

The Company’s operating income during the third quarter is expected to be $170.7 million which was a 13.5% increase versus the third quarter last year. Third quarter earnings per diluted share (EPS) are expected to be $1.42 which was a 17.4% increase versus the third quarter last year. Included in our EPS results are $0.04 of transaction related expenses related to our pending acquisition of GPII and $0.02 of BWP integration expense.  The company also reaffirms its previously released earnings per share 2013 annual outlook of $5.30 - $5.45.
Investor Conference Call
Advance Auto Parts will host a conference call and webcast for analysts and investors today at 8:30 a.m. EDT to discuss the transaction. To listen to the live call and review supporting slides, please log on to Advance’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.   A replay of the call and slides will be archived on the Company’s website until October 16, 2014.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of October 5, 2013, Advance operated 4,018 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about AAP, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the company’s website at www.AdvanceAutoParts.com.

About General Parts International, Inc.
Headquartered in Raleigh, North Carolina and founded in 1962 by Chairman O. Temple Sloan Jr., GPI is a leading distributor and retailer of replacement parts, supplies, tools and equipment for automobiles, light and heavy trucks, off-road equipment, buses, recreational equipment, and agricultural equipment. It operates the CARQUEST auto parts distribution network, with 38 distribution centers, 1,246 company operated stores across the US and Canada and 1,418 independently owned CARQUEST locations primarily in the US and Canada. It also operates WORLDPAC, a leading importer and distributor of original equipment and quality aftermarket replacement automotive parts to import specialists in North America and Puerto Rico operating four main distribution centers and 102 facilities across the US and Canada. More information about General Parts International Inc. can be found on the company’s websites: www.CARQUEST.com and at www.WORLDPAC.com.

Forward Looking Statements
Certain statements contained in this communication are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed acquisition of GPII by AAP; the benefits and other effects of the proposed transaction; the combined company’s plans, objectives and expectations; the terms and timing of anticipated financing relating to the proposed transaction, including statements regarding AAP’s commitment and ability to maintain its investment grade credit rating; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2013; expected financial results for the third quarter 2013 as well as the full year 2013; and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the ability to close the proposed transaction on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions; the risk that regulatory approvals that are required to complete the proposed transaction may not be received, may take longer than expected or may impose adverse conditions; the failure to obtain the necessary financing for the transaction, including as contemplated by the financing commitment obtained by AAP at the time of signing the proposed transaction; the risk that the benefits of the proposed transaction, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the transaction may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating GPII’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the proposed transaction; the impact of the proposed transaction on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; the continuing review and other procedures associated with the closing of Advance’s third quarter 2013 results which may produce results or expectations for the third quarter 2013 and full year 2013 to differ from those set forth herein; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and GPII’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 29, 2012 on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. With respect to the preliminary financial results and outlook included in this communication, during AAP’s closing process and the preparation of final consolidated financial statements and related notes, AAP may identify items that would require adjustments to amounts included in the preliminary results. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.
Non-GAAP Measures
This communication includes certain financial measures which are not considered generally accepted accounting principles (“GAAP”) measures. Advance Auto Parts believes that presentation of these non-GAAP financial measures provides useful information to management, investors and prospective investors. Because of the forward-looking nature of these non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time. In addition, Advance Auto Parts believes that providing estimates of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures would imply a degree of precision that would be confusing or misleading to investors. The actual amounts of any non-GAAP financial measures included in this communication may differ materially from any forecasted amounts, and any non-GAAP financial measures included in this communication might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.

(1) Cash earnings per share (“Cash EPS”) is defined as EPS adjusted for acquisition-related costs and amortization of intangible assets. Cash EPS is a non-GAAP measure. The reconciliation from Cash EPS to EPS is not provided since the amortization of intangibles is not estimable at this time. We believe the use of non-GAAP measures provides useful information to management, investors and prospective investors. Cash EPS might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.